Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Announces the Appointment of New Executive Vice President of M&A and Capital Markets and a New Board Member

PITTSBURGH, PA. – September 1, 2017 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach”) today announced that Director Matt Katz has accepted the position of Executive Vice President of M&A and Capital Markets within Limbach. As a result of this transition, Mr. Katz has resigned from the Board of Directors. Separately, the Company is announcing that Mike McNally will join the Board of Directors after being voted in as a Class B Director, effective September 1, 2017.

“We believe that Matt will be a great resource and addition to the team, helping kick our M&A initiative into a higher gear. He has considerable experience in identifying, negotiating, and closing M&A and capital markets transactions throughout his seventeen years as a private equity investor. Importantly, Matt has been an active investor in the engineering and construction services sector throughout his career, and has an extensive network of contacts which will serve the Company well in executing against its growth strategy. I have known Matt professionally since 2004, and since then he has developed relationships with many of his current peers and the other senior executives within the Limbach organization given his long relationship with the Company,” said Charlie Bacon, President and Chief Executive Officer of Limbach Holdings.

“I would also like to take this time to formally introduce Mr. Michael McNally to our board of directors. I have known Mike for quite some time now and we feel that he is a great addition to our board and are confident that he will help with the growth of the Company. Under Mike’s leadership, Skanska grew to be the second largest domestic building contractor in the US, and third largest heavy civil contractor. Experience like this will enable Mike to be a great resource for us. We have been very open about our desire to grow Limbach to a $2.1 billion business by 2025. The addition of Matt to the Senior Management Team and Mike to the Board will greatly enhance our ability to reach this goal.”

In addition to his new position on the Limbach Holdings’ Board of Directors, Mr. McNally also sits on the Board of Directors for Granite Construction; is Chairman of the board of directors at the US Green Building Council; and a board member at Terracon. He brings with him over 35 years of construction experience through holding various management positions with Fluor, Marshall Contractors, Mobil Oil and J. Ray McDermott. He retired in 2014, as President and Chief Executive Officer of Skanska USA, Inc., a subsidiary of the one of the world’s largest construction companies. Prior to that, he served as Vice President in charge of Construction for Fluor Daniel’s Industrial Group. Mr. McNally received a B.S. in Civil Engineering from the University of Notre Dame and an MBA from the University of Rhode Island.

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our Form 10-K filed on April 17, 2017, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this presentation.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

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